EXHIBIT 99.2

PRESS RELEASE

FOR IMMEDIATE RELEASE

July 28, 2004	Contact:	Philip R. Roth Vice President, Finance and CFO (217) 228-8205

GARDNER DENVER, INC. REPORTS SECOND QUARTER EARNINGS PER SHARE OF $0.41:
Second Quarter Revenues Increase 47%, Net Income Increases 55% Compared to the Previous Year

QUINCY, IL, (July 28, 2004) – Gardner Denver, Inc. (NYSE:GDI) announced that revenues for the three months ended June 30, 2004 were $161.3 million, a 47% increase compared to the second quarter of the previous year. Net income for the three-month period of 2004 was $8.3 million, a 55% increase compared to the same period last year and a 26% increase compared to the three months ended March 31, 2004. Diluted earnings per share (DEPS) in the three-month period of 2004 were $0.41, up 24% from the same quarter a year ago.

CEO’s Comments Regarding Results

“I am very pleased with the second quarter results and the substantial increases in revenues and flow through earnings for our two segments both sequentially and compared to the prior year. In addition to the Syltone acquisition, a significant contributor to our success in the first half stems from increased demand for well stimulation pumps and related aftermarket parts and service in our fluid transfer segment. This increase in demand is directly correlated to rising U.S. land rig counts, which continue to increase,” stated Ross Centanni, Chairman, President and CEO.

“We also benefited from increased shipments of compressors and blowers due to improving demand in the U.S. and European industrial sectors combined with increased market penetration in South Africa and China, which continue to be primary targets for future sales growth. In addition to the top line growth, the Compressed Air Products segment also began to realize some benefits from the profitability programs initiated in the fourth quarter of 2003. These cost cutting and product rationalization measures helped improve this segment’s operating earnings as a percentage of revenues to 8.4%, despite a lower operating margin percentage from the portion of Syltone’s business included in the segment.”

“I am also pleased with the progress made to date on the integration of Syltone’s operations. During the second quarter, we began relocating production from the Syltone facility in Louisville, Kentucky to existing operations. Manufacturing of certain blower products were transferred from Louisville to our facility in Sedalia, Missouri and fluid transfer operations were moved to an existing Syltone facility in Houston, Texas. These actions reduced DEPS by approximately $0.01 in the second quarter and are expected to negatively impact DEPS by $0.01 to $0.02 in the second half of the year. We currently anticipate that this project will enhance DEPS on a recurring basis by $0.02 to $0.03 beginning in 2005.”

“Construction of the assembly and packaging facility in China is on schedule and will be operational by the end of the third quarter. We also recently invested significant capital and resources to integrate our businesses in Princeton, Illinois and Tampere, Finland on our common enterprise resource planning system. These projects and many others aimed at introducing new products, penetrating new markets and improving our operations, resulted in capital expenditures of nearly $9 million during the first half of 2004. We currently expect total capital expenditures for the year to be approximately $20 million.”

“I expect accelerated improvements to be achieved in the second half with our inventory reduction initiatives and cash flow generation. Managing our operating working capital will continue to be a primary challenge and focus for us if activity levels rise as we anticipate during the remainder of 2004.”

Outlook

Looking forward, Mr. Centanni stated, “I remain optimistic that the demand outlook for industrial products will continue to improve during the second half of 2004 as industrial production and capacity utilization in North America and Europe improve. We expect this to result in increased orders, revenues and profitability in our Compressed Air Products segment in the second half of the year. Current economic signs also point toward a sustained high level of oil and natural gas prices, which should allow us to maintain the current activity levels within our Fluid Transfer Products segment. We will continue to strategically position petroleum pump inventory to help secure orders requiring shorter lead times and increase our responsiveness to incremental demand. This approach proved beneficial in the first half of 2004 and will be critical to our success when demand for our drilling pumps trends upward.”

“Based on the current economic environment, our existing backlog and recent order trends, we expect DEPS to be approximately $0.38 to $0.42 for the third quarter of 2004 and $1.60 to $1.70 for the year. This guidance does not consider the potential mildly dilutive impact from the pending acquisition of nash_elmo Holdings, LLC, which was announced earlier today. We currently believe that Syltone will contribute approximately $0.13 to $0.18 to DEPS in 2004.”

Second Quarter Results

Revenues for the three-month period increased $51.9 million (47%) to $161.3 million compared to the same period of 2003. This increase is due to the acquisition of Syltone, ($37.5 million) as well as increased shipments of well stimulation pumps, pump parts, rotary screw compressors and positive displacement blowers. Compared to the same period of 2003, Compressed Air Products segment revenues increased $33.6 million (36%) to $126.0 million. This increase is due to the acquisition of Syltone ($25.8 million) combined with increased volumes of compressor and blower shipments in the U.S., Europe, South Africa and China. Changes in currency exchange rates also contributed to the increase. Fluid Transfer Products segment revenues for the three-month period increased $18.3 million (108%) to $35.3 million, compared to the same period of 2003, as a result of the acquisition of Syltone ($11.7 million) and increased sales of well stimulation pumps and pump parts.

Gross margin (defined as revenues less cost of sales) as a percentage of sales increased to 32.6% in the three-month period of 2004 from 30.4% in the prior year period. This increase was principally attributable to the increased revenues in both segments and the related positive impact of increased leverage of fixed and semi-fixed costs over a higher revenue base. The addition of Syltone also positively impacted gross margin percentage as Syltone’s gross margin percentage was higher than the Company’s previously existing businesses. Finally, favorable sales mix also contributed to the increase as the second quarter of 2004 included a higher percentage of aftermarket sales compared to the prior year.

Selling and administrative expenses increased $13.0 million (63%) in the three-month period of 2004 to $33.7 million from $20.7 million in the same period of 2003 primarily due to the acquisition of Syltone ($10.5 million). Changes in currency exchange rates and higher compensation and fringe benefit costs also contributed to this increase.

Operating earnings as a percentage of revenues for the Compressed Air Products segment were 8.4% for the three-month period of 2004, compared to 8.3% in the same period of 2003. This increase was primarily attributable to the positive impact of increased leverage of the segment’s fixed and semi-fixed costs over a higher revenue base. Cost savings and product rationalization efforts initiated in the fourth quarter of 2003 and favorable sales mix also contributed to this increase. These positive factors were partially offset by higher compensation and fringe benefit costs in 2004 and the incremental impact of Syltone, which had a lower operating margin percentage than the segment’s previously existing businesses. Fluid Transfer Products operating earnings as a percentage of revenues increased to 9.5% for the three-month period ended June 30, 2004, compared to 6.4% in the prior year period. This improvement in profitability was primarily attributable to the positive impact of increased leverage of the segment’s fixed and semi-fixed costs over a higher revenue base and operational improvements. Operating earnings from businesses that existed prior to the Syltone acquisition increased $4.5 million in the second quarter of 2004 compared to the prior year period which represents 32% of the increase in revenues for these businesses.

Interest expense for the three-month period increased $0.3 million compared to the same period of 2003, due to higher average borrowings stemming from the Syltone acquisition and higher average rates.

Net income was $8.3 million ($0.41 DEPS) for the three-month period ended June 30, 2004, compared to $5.3 million ($0.33 DEPS) in the same period of 2003. This increase is primarily attributable to the same factors that resulted in higher operating earnings in each segment. These positive factors were partially offset by higher compensation and fringe benefit costs and a higher effective tax rate. The 2004 results reflect an effective tax rate of 34.0%, compared to 32.0% in the second quarter of 2003, primarily due to Syltone. The contribution of Syltone to net income during the second quarter of 2004 was not significant. Without the stock offering completed near the end of the first quarter of 2004, DEPS for the second quarter would have been $0.06 higher.

Six Months Results

Revenues for the first half of 2004 increased $104.8 million (50%) to $315.7 million compared to the same period of 2003. This increase is due to the acquisition of Syltone ($79.8 million) and increased shipments of well stimulation pumps, pump parts, rotary screw compressors and positive displacement blowers. Compressed Air Products segment revenues increased $69.4 million (39%) to $249.0 million, compared to the same period of 2003. This increase is primarily attributable to Syltone ($55.0 million) and increased shipments of compressors and blowers in the U.S., Europe, South Africa and China. Changes in currency exchange rates also contributed to this increase. Fluid Transfer Products segment revenues for the six-month period increased $35.5 million (113%) to $66.7 million compared to the prior year period. This increase is due to the acquisition of Syltone ($24.8 million) and increased volume of well stimulation pumps and pump parts shipments, partially offset by a decline in drilling pump shipments.

Net income was $14.8 million ($0.80 DEPS) for the six-month period ended June 30, 2004, compared to $8.9 million ($0.55 DEPS) in the same period of 2003. This increase is primarily attributable to higher revenues from each segment. Syltone and a foreign currency transaction gain recorded in the first quarter of 2004 also contributed approximately $1.0 million and $0.8 million, respectively. The foreign currency gain was specifically related to a portion of the proceeds from U.S. dollar borrowings, which were converted to British pounds and appreciated in U.S. dollars in 2004 prior to being used to consummate the Syltone acquisition in January. Changes in currency exchange rates also contributed approximately $0.4 million to net income during the first half of 2004. These positive factors were partially offset by higher compensation and fringe benefit costs and a higher effective tax rate. Without the stock offering completed near the end of the first quarter of 2004, DEPS for the first half would have been $0.06 higher.

During the first half of 2004, the Company generated cash from operations totaling $5.4 million, compared to $8.8 million in the prior year period. This change is primarily due to a less favorable change in operating working capital (excluding the impact of the Syltone acquisition) due to increased activity levels in both segments, partially offset by higher net income. Strategic positioning of certain petroleum pump inventory to minimize lead times and capture incremental demand also contributed to the increase in operating working capital.

Cautionary Statement Regarding Forward-Looking Statements

All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements made under the “CEO’s Comments Regarding Results” and “Outlook” sections. As a general matter, forward-looking statements are those focused upon anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements. The following uncertainties and factors, among others, could affect future performance and cause actual results to differ materially from those expressed in or implied by forward-looking statements: (1) the ability to complete the nash_elmo acquisition and identify, negotiate and complete possible future acquisitions; (2) the speed with which the Company is able to integrate acquisitions and realize the related financial benefits; (3) the ability to maintain and to enter into key purchasing, supply and outsourcing relationships; (4) the ability to effectively manage the transition of iron casting supply to alternate sources and the skill, commitment and availability of such alternate sources; (5) the successful implementation of other strategic initiatives, including, without limitation, restructuring plans, inventory reduction programs and other cost reduction efforts; (6) the domestic and/or worldwide level of oil and natural gas prices and oil and gas drilling and production, which affect demand for the Company’s petroleum products; (7) changes in domestic and/or worldwide industrial production and industrial capacity utilization rates, which affect demand for the Company’s compressed air products; (8) pricing of the Company’s products; (9) the degree to which the Company is able to penetrate niche and international markets; (10) changes in currency exchange rates (primarily between the U.S. dollar, the euro and the British pound); (11) changes in interest rates; (12) the ability to attract and retain quality management personnel; (13) market performance of pension plan assets and changes in discount rates used for actuarial assumptions in pension and other postretirement obligation and expense calculations; (14) the continued ability to effectively manage and defend litigation matters pending, or asserted in the future, against the Company; (15) the development and acceptance of the Company’s new product offerings; and (16) the continued successful implementation and utilization of the Company’s electronic services. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, even though its situation and circumstances may change in the future.

Comparisons of the financial results for the three and six-month periods ended June 30, 2004 and 2003 follow.

Gardner Denver will broadcast, through a live webcast, its conference call to discuss second quarter earnings on Thursday, July 29, 2004 at 9:30 a.m. Eastern. This free webcast will be available in listen-only mode and can be accessed, for up to ninety days following the call, through the Investor Relations page on the Gardner Denver website (www.gardnerdenver.com) or on CCBN’s website (www.fulldisclosure.com).

Gardner Denver, with 2003 revenues of $440 million ($578 million on a pro forma basis including Syltone), is a leading manufacturer of reciprocating, rotary and vane compressors and blowers for various industrial and transportation applications, pumps used in the petroleum and industrial markets and other fluid transfer equipment serving chemical, petroleum and food industries. Gardner Denver’s news releases are available by visiting the Investor Relations page on the Company’s website (www.gardnerdenver.com).

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GARDNER DENVER, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,

	2004	2003	% Change	2004	2003	% Change

Revenues	$ 161,297	$ 109,388	47	$ 315,725	$ 210,879	50
Costs and Expenses:
Cost of sales	108,650	76,151	43	213,161	146,925	45
Depreciation and amortization	5,016	3,767	33	10,149	7,313	39
Selling and administrative	33,667	20,681	63	68,570	41,358	66
Interest expense	1,436	1,136	26	3,458	2,341	48
Other income, net	(12)	(210)	(94)	(2,088)	(97)	N/M

Income before income taxes	12,540	7,863	59	22,475	13,039	72
Provision for income taxes	4,264	2,517	69	7,642	4,173	83

Net income	$ 8,276	$ 5,346	55	$ 14,833	$ 8,866	67

Basic earnings per share	$ 0.42	$ 0.33	27	$ 0.82	$ 0.55	49

Diluted earnings per share	$ 0.41	$ 0.33	24	$ 0.80	$ 0.55	45

Basic weighted average
number of shares outstanding	19,763	16,052		18,058	16,031

Diluted weighted average number of shares outstanding	20,141	16,260		18,447	16,214

Shares outstanding as of 6/30	19,784	16,067

GARDNER DENVER, INC.
BUSINESS SEGMENT RESULTS
(in thousands, except percentages)
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,

	2004	2003	% Change	2004	2003	% Change

Compressed Air Products
Revenues	$126,026	$92,443	36	$249,022	$179,629	39
Operating earnings	10,629	7,699	38	18,903	14,275	32
% of Revenues	8.4%	8.3%		7.6%	7.9%
Orders	129,617	81,726	59	269,290	174,861	54
Backlog	81,514	56,875	43	81,514	56,875	43

Fluid Transfer Products
Revenues	35,271	16,945	108	66,703	31,250	113
Operating earnings	3,335	1,090	206	4,942	1,008	390
% of Revenues	9.5%	6.4%		7.4%	3.2%
Orders	41,438	13,713	202	77,802	34,442	126
Backlog	36,655	10,099	263	36,655	10,099	263

CONDENSED BALANCE SHEET ITEMS
(in thousands, except percentages)
(Unaudited)

	6/30/04	3/31/04	% Change	12/31/03

Cash and equivalents	$ 26,252	$ 31,519	(17)	$132,803
Receivables, net	119,471	111,977	7	81,345
Inventories, net	95,708	90,991	5	64,327
Current assets	252,560	245,481	3	287,809

Total assets	677,007	669,600	1	589,733

Short-term debt and cur. maturities	47,131	44,673	6	16,875
Current liabilities	171,873	168,420	2	100,956
Long-term debt, ex. cur. maturities	61,737	66,015	(6)	165,756

Total liabilities	313,983	314,676	–	323,828

Total stockholders' equity	363,024	354,924	2	265,905